Exhibit 99.1

For Immediate Release
---------------------
Thursday, May 6, 2010


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2010 First Quarter Operating Results (unaudited)

Pittsburgh, PA, - Thursday May 6, 2010 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $457,000 or $0.05 per share for the three months ended March 31, 2010, compared to unaudited net income of $1,136,000 or $0.12 per share for the three months ended March 31, 2009. First quarter 2010 results include a charge of $0.10 per share for transaction costs associated with the merger agreement with L.B. Foster Company, which was announced on February 17, 2010. Net sales increased 5% to $23.3 million for the first quarter 2010, compared to $22.2 million for the first quarter 2009. Per share values are shown as average basic and diluted shares outstanding of 9.6 million for all periods.

Richard J. Jarosinski, President and Chief Executive Officer said, "Excluding merger-related costs incurred during the quarter, our financial results were driven by solid performances from our track component, friction management and load securement product groups. Our Shipping Systems Division, in particular, which offers our load securement product group, has experienced a significant turnaround for the quarter. This has been mostly due to the increasing use by the Class 1 railroads of revenue-ready railcars being put back into service to meet the higher car loading demands over the last few months. We are pleased with our backlog and order bookings for Salient Systems, and the positioning of our wayside data management product group going forward. Our United Kingdom material handling business, which had a very challenging year in 2009 due mostly to the economic conditions in the UK in general, is off to a good start in 2010 and has had very good quoting activity."

Mr. Jarosinski concluded, "While our industry conditions in 2010 are not yet what they were prior to the beginning of the economic downturn in late 2008, we are seeing some positive signs for North American freight car loading and intermodal traffic increases as well as international market desire for many of our friction management and wayside detection products and services. In addition, we are happy to see the increased level of order activity for our UK material handling business. These signs are beginning to look very promising for our business units."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance

Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2009 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)


                                                                   Three Months Ended
                                                                        March 31
                                                            ---------------------------------
                                                                  2010            2009
                                                            ---------------------------------
                                                                      (Unaudited)
    Net sales                                                 $     23,327    $     22,164
    Cost of sales                                                   14,828          14,891
                                                            ---------------------------------
    Gross profit                                                     8,499           7,273

    Selling, general and administrative                              6,909           5,380
    Amortization expense                                               310             253
                                                            ---------------------------------
    Operating income                                                 1,280           1,640

    Interest expense                                                    64              74
    Other expense, net                                                 473              15
                                                            ---------------------------------
    Income before income taxes                                         743           1,551
    Provision for income taxes                                         286             415
                                                            ---------------------------------

    Net income                                                $        457    $      1,136
                                                            =================================

    Earnings per share - basic and diluted                       $ 0.05          $ 0.12

    Average shares outstanding - basic                         9,602,029       9,602,029
    Average shares outstanding - diluted                       9,609,267       9,602,029


         Consolidated Condensed Balance Sheets
         (In thousands)



                                                                     March 31                            December 31
                                                                       2010                                  2009
                                                              ------------------------              -----------------------
                                                                    (Unaudited)                           (Audited)
    Assets
    Current assets                                              $         54,030                      $           48,267
    Property, plant and equipment, net                                    10,132                                  10,260
    Goodwill and other intangibles, net                                   42,898                                  42,970
    Other assets                                                           1,126                                   1,045
                                                              ------------------------              -----------------------
        Total assets                                            $        108,186                      $          102,542
                                                              ========================              =======================

    Liabilities and Shareholders' Equity
    Current liabilities                                         $         24,278                      $           19,157
    Other liabilities and long-term debt obligations                      17,527                                  17,637
    Shareholders' equity                                                  66,381                                  65,748
                                                              ------------------------              -----------------------
        Total liabilities and shareholders' equity              $        108,186                      $          102,542
                                                              ========================              =======================
